Exhibit 3.3.1

AMENDMENT NO. 1
TO
THE LIMITED LIABILITY COMPANY AGREEMENT
OF
LONGEVERON LLC

WHEREAS, The Longeveron LLC, a Delaware limited liability company (the “Company”), has heretofore been formed as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act;

WHEREAS, the Company and its Members have entered into that certain Limited Liability Company Agreement, effective as of November 20, 2014 (the “Operating Agreement”);

WHEREAS, the Company has existing contractual commitments to issue (i) 20,000 Units of common equity to the University of Miami under the terms of the November 20, 2014 License Agreement between the Company and UM, (ii) 10,000 Units of common equity to Dr. Joshua Hare under the terms of the December 22, 2016 License Agreement between the Company and Dr. Hare, (iii) 1,236 Units of common equity to Optimal Networks under a vendor agreement between the Company and Optimal Networks, and (iv) 167 Units of common equity to Global Vision Communications under a vendor agreement between the Company and Global Vision Communications (the “Existing Equity Commitments”);

WHEREAS, pursuant to Section 3.04 of the Operating Agreement, the undersigned Members of the Company, including the Founder and the Sponsor, constituting a Supermajority of the holders of Common Units, desire to amend the Operating Agreement to authorize a new series of Common Units (i) for issuance under that certain 2017 Longeveron LLC, Incentive Plan, effective as of the date hereof (the “Plan”), (ii) to satisfy the Existing Equity Commitments, and (iii) with prior Board and, if required, Member approval, to issue additional equity from time-to-time upon such terms and for such consideration as the Board may determine, and to define the rights and privileges of such new series of Common Units; and

WHEREAS, pursuant to Section 16.09 of the Operating Agreement, the Founder and the Sponsor reserve the right to amend the Operating Agreement.

NOW, THEREFORE, this Amendment No. 1 to the Limited Liability Company Operating Agreement of Longeveron, LLC (“Amendment’’) is hereby adopted this 18th day of July, 2017, as follows:

1. Amendment to the Operating Agreement.

(i) Section 3.02 of the Operating Agreement is hereby amended and restated its entirety to read as follows:

“Section 3.02 Authorization and Issuance of Common Units. Subject to compliance with Section 4.06(d), Section 10.01 and Section 11.01(b), the Company is hereby authorized to issue a class of Units designated as Common Units. The Common Units shall be divided into three series: (i) Series A Units, (ii) Series B Units and (iii) Series C Units. As of the date hereto 1,000,000 Series A Units and 1,000,000 Series B Units are issued and outstanding to the Members in the amounts set forth on the Members Schedule opposite each Member’s name. The Company shall have the authority, subject to compliance with the terms hereof, to issue up to 300,000 Series C Units, provided that 200,000 of such Series C Units shall be reserved for issuance under the Incentive Plan. Additional Series A Units, Series B Units and Series C Units may be authorized and issued by the Company as set forth herein. The Company is further authorized to create a class of Incentive Units as set forth under Section 3.03 hereof.”

(ii) The Heading of Section 3.03(a) of the Operating Agreement are hereby amended and restated in their entirety to read as follows:

“Section 3.03 Authorization and Issuance of Incentive Units and Series C Units

(a) Subject to Section 3.03(b) and Section 3.03(c), the Company is hereby authorized to issue options to acquire Series C Units (“Options”), Incentive Units and Series C Units to Managers, Officers, employees, consultants or other service providers of the Company, any Company Subsidiary or their Affiliates (collectively, “Service Providers”). The Board fs hereby authorized and directed to adopt a written plan pursuant to which all Options, Incentive Units and Series C Units shall be granted in compliance with Rule 701 of the Securities Act or another applicable exemption (such plan as in effect from time to time, the “Incentive Plan”). ·The holders of Options, Incentive Units and Series C Units shall have the rights with respect to profits and losses of the Company and distributions from the Company as are set forth herein, in the Incentive Plan and in the applicable Award Agreement granting such Incentive Units and Series C Units (each an “Award Agreement”). Notwithstanding anything contained herein to the contrary, and subject to the terms of the Incentive Plan, the maximum number of (i) Incentive Units available for grant or issuance pursuant to Award Agreements under the Plan, (ii) Series C Units available for grant or issuance pursuant to Options under the Plan, and (iii) Series C Units available for grant or issuance pursuant to Awards (other than Options) under the Plan, shall not, in the aggregate, exceed 200,000.”

(iii) The first sentence of Section 3.03(b) is hereby amended and restated in its entirely to read as follows:

“In connection with the adoption of the Incentive Plan and issuance of Options or Incentive Units, the Board is hereby authorized to negotiate and enter into Award Agreements with each Service Provider to whom it grants Incentive Units or Options.”

(iv) A new Section 3.03(c) of the Operating Agreement is hereby added thereto, as follows:

“(c) Series C Units may be issued from time to time for no consideration, de minimis consideration or an amount of consideration up to their Fair Market Value. In addition to the restrictions and limitations imposed under this Agreement, Series C Units (including those obtained upon the exercise of an Option) shall be subject to such restrictions and limitations (such as distribution restrictions, transfer restrictions, call rights of the Company, vesting requirements and forfeiture provisions) as provided in this Agreement, the Incentive Plan and applicable Award Agreement. Notwithstanding the foregoing, Series C Units shall:

(i)	not have any pre-emptive right to acquire New Securities pursuant to Section 10.01(a);

(ii)	not have any right of first refusal (as an Applicable ROFR Rightholder or otherwise) to acquire any Offered Common Units pursuant to Section 11.03;

(iii)	not have the right to participate as a Tag-along Member in any Tag-along Sale pursuant to Section 11.05;

(iv)	be subject to the rights of first refusal of the holders of Common Units pursuant to Section 11.03; and

(v)	be subject to the rights of the holders of Common Units to drag along the other holders of Units pursuant to Section 11.04.”

(v) Section 4.02(b) of the Operating Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Such Member is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act, as amended by Section 413(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Action, and such Member agrees that it will not take any action that could have an adverse effect on the availability of the exception from registration provided by Rule 501 promulgated under the Securities Act with respect to the offer and sale of Units, provided, however, that, the representations and warranties set forth in this Section 4.02(b) shall not be deemed to be made by any Member holding any Series C Units granted pursuant to the Incentive Plan (including those obtained upon the exercise of an Option issued pursuant to the Incentive Plan) so long as (i) such Series C Units and Options, as applicable, were granted and issued in compliance with Rule 701 of the Securities Act or another applicable exemption and (ii) such Member did not make a similar “accredited investor” representation and warranty in such Member’s Award Agreement.”

(vi) Sections 4.06(a)(i) and 4.06(a)(ii) of the Operating Agreement are hereby amended and restated in their entirety to read as follows:

“(i) each Member shall be entitled to one vote per Common Unit (excluding Series C Units, which are subject to Section 4.06(a)(ii)) on all matters upon which the Members have the right to vote under this Agreement; and

(ii) Options, the Series C Units and incentive Units (including the Unrestricted Incentive Units) shall not entitle the holders thereof to vote on any matters required or permitted to be voted on by the Members.”

(vii) A new Section 5.04(c) is added to the Operating Agreement, as follows:

“(c) Upon the issuance of a fully vested Series C Unit and, in cases where a Series C Unit is subject to vesting, upon a Series C Unit becoming fully vested (or as otherwise provided under the terms of the Award Agreement with respect to such Series C Unit or upon the holder making an election under Section 83(b) of the Code with respect to the Series C Unit), the holder’s Capital Account shall be credited with (in addition to any amount paid for such Series C Unit and credited under Section 5.04(a)) the excess of the Fair Market Value of such Series C Unit over the amount paid for the Series C Unit by such holder, and such excess shall be treated by the holder as taxable income and by the Company as a compensation expense. Thereafter, such Series C Unit shall be treated as outstanding for purposes of making allocations and distributions.”

(viii) Section 7.02(a) of the Operating Agreement is hereby amended and restated in its entirety to read as follows:

“(a) first, (x) prior to all Drawdowns having been made, to the Members holding Series A and Series B Units pro rata in proportion to such holdings until Distributions under this Section 7.02(a) equal: (i) in the case of the Series A Units, the aggregate amount of Capital Contributions attributable to the holders of Series A Units in respect of their acquisitions of Common Units; and (ii) in the case of the Series B Units, $25 million; and (y) at or after all Drawdowns have been made, to the Members pro rata in proportion to their holdings of Common Units, until Distributions under this Section 7.02(a) equal the aggregate amount of Capital Contributions attributable to the Members in respect of their acquisitions of Common Units”.

(ix) Exhibit A, Definitions – The term “Award Agreements” is hereby amended by deleting the reference to “Section 3.03(b)” and inserting “Section 3.03(a)” in lieu thereof.

Additionally, Exhibit A, is amended by adding the following definitions thereto:

“Series C Member” is a Member owning Series C Units.

“Series C Units” shall mean those Units of the Company designated as Series C Units and issued to the Persons identified on the Members Schedule.

2. Operating Agreement. Except to the extent provided herein, all of the provisions of the Operating Agreement shall remain in full force and effect.

3. Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and all other parties to the Operating Agreement and their respective successors and assigns.

4. Governing Law. This Amendment shall be governed by, and interpreted in accordance with the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

5. Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

6. Counterparts. This Amendment may be executed in one or more counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same Amendment. Capitalized terms not otherwise defined herein shall have the meaning assigned thereto in the Operating Agreement.

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[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the Amendment Effective Date.

The Company:

LONGEVERON LLC

By:	/s/ Joshua M. Hare, M.D.
Name:	Joshua M. Hare, M.D.
Title:	Chairman of the Board

The Members:

DS MED, LLC

By:	/s/ Donald Soffer
Name:	Donald Soffer
Title:	Manager

By:	/s/ Joshua M. Hare, M.D.
Joshua M. Hare, M.D., an individual

JOINDER AGREEMENT

This Joinder Agreement is made and entered into as of the 1st day of January, 2015, by and between LONGEVERON LLC (“Longeveron”) and FUERST ITTLEMAN DAVID & JOSEPH, PL (“FIDJ”).

1. Admission. FIDJ is hereby admitted as a Member of Longeveron and shall have all the rights and be subject to all the obligations of a Member under the Longeveron LLC limited liability Company Agreement originally dated November 20, 2014, as amended from time to time (the “Operating Agreement”).

2. Agreement to Be Bound By Operating Agreement. FIDJ acknowledges receipt of a copy of the Operating Agreement and by execution hereof agrees to become a patty to and be bound by ah the terms and conditions of the Operating Agreement as a Member.

3. Counterparts. This Joinder Agreement may be executed in multiple counterparts.

Intending to be legally bound hereby, the parties hereto have caused this Joinder Agreement to be executed as of the date first written above by a duly authorized person.

FUERST ITTLEMAN DAVID & JOSEPH, PL

/s/ Mitchell S. Fuerst
By:	Mitchell S. Fuerst
President, Mitchell S. Fuerst, PA
Managing Member

Acknowledged and Agreed

LONGEVERON LLC

/s/ Joshua M. Hare
By:	Joshua M. Hare
Chairman of the Board of Managers and
Chief Science Officer